SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2003

Georgia-Pacific Corporation
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

001-03506
(Commission File Number)

93-0432081
(IRS Employer Identification Number)

133 Peachtree Street, N. E., Atlanta, Georgia 30303
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 652-4000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Signatures
PRESS RELEASE DATED 1/23/03

Item 5. Other Events.

1.   On January 23, 2003, Georgia-Pacific Corporation (“Georgia-Pacific”) issued a press release announcing that it had priced a $1.5 billion Senior Notes Offering, consisting of $800 million aggregate principal amount of 9.375% senior notes due 2013 and $700 million aggregate principal amount of 8.875% senior notes due 2010 (the “Offering”). A copy of this press release is attached hereto as Exhibit 99.1 and incorporated by reference to this Item 5 as if fully set forth herein.

2.   Because of stock market declines in 2002, the market value of the assets in the pension plans of Georgia-Pacific, including nonqualified and foreign plans, has declined. As a result, Georgia-Pacific will take a non-cash charge directly to shareholders’ equity of $508 million in the fourth quarter of fiscal 2002 and make a cash contribution to the pension plans of approximately $105 million in fiscal 2003.

3.   As previously announced, effective November 2, 2002, Georgia-Pacific sold a 60% equity interest in its Unisource paper distribution subsidiary to an affiliate of Bain Capital Partners, LLC and retained the remaining 40% equity interest in Unisource (the “Unisource Transaction”). At December 28, 2002, after giving effect to the Unisource Transaction, the Offering and our use of net proceeds from the Unisource Transaction and the Offering, the values of our accounts receivable and inventory were $1,777 million and $2,136 million, respectively.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Businesses Acquired.

        None.

     (b)  Pro Forma Financial Information.

        None.

     (c)  Exhibits.

        The following exhibit is filed with this report:

Exhibit No.	Description

99.1	Press Release, issued by Georgia-Pacific on January 23, 2003.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2003

GEORGIA-PACIFIC CORPORATION

	By:	/s/ James E. Terrell James E. Terrell Vice President and Controller